As filed with the Securities and Exchange Commission on October 5, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Investors Real Estate Trust

(Exact name of issuer as specified in its charter)

North Dakota (State or other jurisdiction of incorporation or organization)	45-0311232 (I.R.S. Employer Identification No.)

12 South Main Street
Minot, ND 58701
(701) 837-4738
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Karin Wentz, Esq.
Associate General Counsel
21500 Highway 7
P.O. Box 560
Excelsior, MN 55331
(952) 401-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Joseph T. Kinning, Esq.
Amy E. Dahl, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402-3796
(612) 632-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities to be	Amount to be	offering price per	aggregate	registration
Registered	Registered(1)	share (2)	offering price(2)	fee
Common Shares of Beneficial Interest, no par value	4,000,000	$9.925	$39,700,000	$5,030.00

(1)	Plus such additional number of common shares as may be required in the event of a share dividend, share split, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Shares of Beneficial Interest on the NASDAQ National Market on September 28, 2004 (within 5 business days prior to filing this registration statement).

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PROSPECTUS

DISTRIBUTION REINVESTMENT PLAN
4,000,000 Common Shares of Beneficial Interest

We are offering this Distribution Reinvestment Plan to existing holders of our common shares of beneficial interest, no par value, or “common shares,” and to existing holders of the limited partnership units, or “units,” of IRET Properties, a North Dakota Limited Partnership. We refer to our Distribution Reinvestment Plan as the “plan” in this prospectus. Any current holder of common shares or units who joins or participates in the plan will be considered a “participant.” Participation in the plan is voluntary.

The plan offers a simple and convenient method of investing cash distributions in additional common shares without paying any brokerage commissions or service charges. The plan is set forth and explained in question-and-answer format below. In general, participants in the plan may automatically reinvest cash distributions on:

(1)	all common shares or units registered in their names, or

(2)	less than all common shares or units registered in their names and continue to receive cash distributions on the remaining common shares and units.

Distributions reinvested in the plan will be used to purchase new common shares directly from us. Holders of common shares or units who do not choose to participate in the plan will continue to receive cash distributions, when, as and if declared, in the usual manner.

To participate in the plan, you must complete and sign an authorization card and return it to us at the address set forth below in this prospectus. You may withdraw from the plan at any time by sending a letter to our Shareholder Relations department stating that you wish to withdraw from the plan.

We reserve the right to terminate or modify the plan at anytime without notice to or approval of plan participants. The plan does not represent a change in our distribution policy or a guarantee of future distributions. Distributions will continue to depend on earnings, financial requirements and other factors.

Our common shares are traded on the NASDAQ National Market under the symbol “IRETS.” Our principal executive office is located at 12 South Main, Minot, North Dakota 58701 and our telephone number is (701) 837-4738.

Investing in our common shares involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the year ended April 30, 2004, for certain factors that you should consider before purchasing our common shares.

THIS PROSPECTUS RELATES TO THE OFFER AND SALE OF OUR COMMON SHARES UNDER THE PLAN. YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE ELECTING TO PARTICIPATE IN THE PLAN AND RETAIN IT FOR FUTURE REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 5, 2004

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2004;

•	Our Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10Q/A, for the quarterly period ended July 31, 2004;

•	Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on July 1, 2004, September 23, 2004, and October 5, 2004, respectively; and

•	The description of our common shares contained in our registration statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the amended registration statement on Form 10, dated December 17, 1986, and the second amended registration statement on Form 10, dated March 12, 1987.

We also incorporate by reference into this prospectus all documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of our common shares offered by this prospectus.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

We will provide copies of all documents that are incorporated by reference into this prospectus and any applicable prospectus supplement (not including the exhibits other than exhibits that are specifically incorporated by reference) without charge to each person who so requests in writing or by calling us at the following address and telephone number:

Investors Real Estate Trust
12 South Main Street
Minot, N.D. 58702-1988
Attn: Shareholder Relations
Telephone: (701) 837-4738
Facsimile: (701) 838-7785.

IRET

We are a self-advised equity real estate investment trust or REIT organized under the laws of North Dakota. Our business consists of owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties, with such properties located primarily in the upper Midwest states of Minnesota and North Dakota.

Our multi-family residential properties include apartment buildings, complexes and communities. Our commercial properties include office buildings, retail stores and centers, industrial facilities and health care properties, such as clinics and assisted living centers. These commercial properties are typically leased to tenants under long term lease arrangements.

We operate in a manner intended to enable us to qualify as a REIT under the Internal Revenue Code. We operate in connection with an umbrella partnership real estate investment trust or an UPREIT, of which we are the general partner, and we conduct our day-to-day business operations through our operating partnership, IRET Properties, a North Dakota Limited Partnership. Our principal executive office is located at 12 South Main, Minot, North Dakota 58701 and our telephone number is (701) 837-4738.

DESCRIPTION OF THE DISTRIBUTION REINVESTMENT PLAN

The following questions and answers constitute our plan. You should read this prospectus carefully before electing to participate in the plan and retain it for future reference.

Purpose

1. What is the purpose of the plan?

The purpose of the plan is to provide existing holders of record of common shares or units a convenient and economical way of purchasing additional common shares by automatically reinvesting the cash distributions received on their common shares or units. The plan is intended to benefit long term investors who want to increase their investment in our common shares. Under the plan, cash distributions will be automatically reinvested in common shares at a 5% discount from the closing price of the common shares on the NASDAQ National Market on the distribution payment date, without payment of any brokerage commissions or service charges. Common shares to be purchased under the plan may be made available by us from authorized but unissued common shares, or, if additional common shares are not being made so available, in common shares purchased in the open market. Common shares purchased from our authorized but unissued shares will provide us with additional funds for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties. Pending such use, the net proceeds may be invested in short-term income-producing investments, such as United States Treasury Bonds with terms of six months or less.

Advantages

2. What are the advantages of the plan?

By participating in the plan:

(a)	you may purchase common shares at a 5% discount from the closing price on the NASDAQ National Market on the distribution payment date;

(b)	you pay no brokerage commissions or service charges in connection with investments under the plan;

(c)	record keeping is simplified under the plan by the provision of a statement of account to each participant; and

(d)	you are assured safekeeping of common shares credited to your plan account because certificates are not issued unless requested.

Disadvantages and risks

3. What are the disadvantages and risks associated with participation in the plan?

Possible disadvantages and risks of participating in the plan include the following:

(a)	any change concerning the reinvestment of distributions must be received by us no later than ten (10) calendar days prior to the record date for a distribution in order for the change to become effective with that distribution and, as such, if you do not provide a change election in accordance with such time requirement a delay will occur before your election can be implemented; and

(b)	as a result of the discount feature of the plan, the fair market value of the common shares received by you will likely exceed the amount of cash dividends that otherwise would be paid to you because you will be treated, for federal income tax purposes, as having received a distribution equal to the market price (and not the purchase price, as discounted) of the common shares on the date of acquisition; and

(c)	You cannot pledge the common shares deposited in your plan account until the common shares are withdrawn from the plan; and

(d)	as with the purchase of any security, the value of your investment may decline as a result of our performance or otherwise.

Administration

4. Who administers the plan?

We act as the plan administrator and we keep records, send statements of account after each purchase to participants, and perform other duties relating to the plan. We also act as the distribution disbursing agent, transfer agent and registrar for our common shares.

Eligibility

5. Who is eligible to participate in the plan?

(a)	All holders of record of our common shares are eligible to participate in the plan.

(b)	All holders of units are eligible to participate in the plan.

(c)	beneficial owners, whose common shares are registered in names other than their own (for instance, in the name of a broker or bank nominee), may participate in the plan in respect to the reinvestment of cash distributions on such common shares only if their broker or nominee offers the option of participating in the plan.

6. Are there any limitations on who is eligible to become a participant other than those described above?

Foreign law restrictions. If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

REIT Qualification Restrictions. In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). As a result, our Articles of Amendment and Third Restated Declaration of Trust, or our declaration of trust, prohibits any shareholder from owning over 9.8% of the lesser of the number or value of our outstanding common shares. If any shareholder acquires or is deemed to have acquired more than 9.8% of our outstanding common shares, under the plan or otherwise, then (among other consequences) the number of common shares owned by such shareholder that exceed the 9.8% ownership limit will be automatically transferred to a trust, the beneficiary of which will be a qualified charitable organization selected by us. At the direction of our board of trustees, the trust will thereafter sell the common shares and remit to such shareholder the lesser of the price paid by such shareholder for the common shares or the proceeds received by the trust for the common shares, minus any expenses or compensation due to the trust.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the plan.

7. How is the plan to be interpreted?

Any question of interpretation arising under the plan will be determined by us and any such determination will be final.

Participation

8. How do holders of common shares or units join the plan?

A holder of record of common shares or units may join the plan at any time by completing and signing an authorization card and returning it to us. An authorization card and a postage-paid return envelope may be obtained at any time by writing to Shareholder Relations, Investors Real Estate Trust, P.O. Box 1988, 12 South Main Street, Minot, ND 58702-1988, or by contacting us by telephone at (701) 837-4738, or by facsimile at (701) 838-7785.

9. What does the authorization card provide?

If you check the appropriate box on the authorization card, you may elect “Full Distribution Reinvestment” and we will apply all cash distributions on all common shares and/or units then or subsequently registered in your name toward the purchase of common shares.

If you elect to reinvest distributions on only a portion of your common shares and/or units, you should check the “Partial Distribution Reinvestment” box on the authorization card and we will reinvest cash distributions on only the percentage of your distributions that you specify on the authorization card toward the purchase of additional common shares, and will pay cash distributions to you on the rest of your common shares and/or units.

We will automatically reinvest any subsequent distributions on the common shares credited to your plan account. The plan operates so as to reinvest distributions on a cumulative basis on the common shares and/or units designated on your authorization card, and on all common shares accumulated and held in your plan account, until you specify otherwise by notice in writing delivered to us, you withdraw from the plan altogether or the plan is terminated.

See Question 30 for the tax consequences of sales of common shares or units subject to the plan.

10. What are my options under the plan?

By marking the appropriate spaces on the authorization card, you may choose among the following investment options:

(a)	To reinvest cash distributions automatically at a 5% discount from the NASDAQ National Market closing price for our common shares on the distribution payment date on all common shares and/or units now and subsequently registered in your name (see Question 16 for a description of how this is computed).

(b)	To reinvest cash distributions automatically at a 5% discount from the NASDAQ National Market closing price for our common shares on the distribution payment date on less than all of the common shares and/or units registered in your name (a specified percentage) (see Question 16 for a description of how this is computed and to continue to receive cash distributions on the remaining common shares and/or units).

11. May I change options under the plan?

Yes. You may change options under the plan at any time by completing and signing a new authorization card and returning it to us. The answer to Question 8 outlines how to obtain an authorization card and return envelope. Any change concerning the reinvestment of distributions must be received by us no later than ten (10) calendar days prior to the record date for a distribution in order for the change to become effective with that distribution.

12. When will investment of distributions respecting common shares and/or units start?

If your authorization card is received by us ten (10) calendar days prior to the record date for determining the holders of common shares and/or units entitled to receive the next distribution, reinvestment of your distributions (or designated portion thereof) will commence with that distribution. If your authorization card is received subsequent to ten (10) calendar days prior to the record date, reinvestment of your distributions (or designated portion thereof) will not start until payment of the next distribution. The dates for distribution payments on the common shares and units historically have been on or about January 25, April 1, July 1, and October 1 of each year.

Purchases

13. What is the source of common shares purchased for me under the plan?

Common shares purchased by you under the plan will come either from common shares purchased by us on the NASDAQ National Market or from authorized but unissued common shares.

14. When will distributions be invested in additional common shares?

Reinvestment of distributions will be made as soon as practical after the distribution becomes payable, but in no event later than three (3) business days after the distribution payment date. Participants will become owners of common shares purchased under the plan as soon as practical after the distribution payment date. No interest will be paid on cash distributions pending investment under the terms of the plan.

15. What will be the price of common shares purchased under the plan?

The common shares are traded on the NASDAQ National Market. The reinvestment price will be set at 95% of the closing price of our common shares on the NASDAQ National Market on the day of the distribution.

16. How will the number of common shares purchased for me be determined?

The number of common shares that will be purchased for you will depend on the amount of your distribution to be invested and the applicable purchase price of the common shares. Each participant’s plan account will be credited with that number of common shares equal to the total amount to be invested, divided by the applicable purchase price, computed to the third decimal place. Fractional common shares will be credited to your plan account. At any time when you withdraw from the plan or request that all common shares to be transferred to your name, any fractional common shares will be paid in cash. The price for the fractional shares may be determined by us by using the closing price of our common shares on the NASDAQ National Market on the date the request is processed. The amount to be invested will be reduced by any amount we are required to deduct for federal tax withholding purposes (see Question 30).

Costs

17. Are there any costs to me for my purchases under the plan?

There are no brokerage fees for purchases of common shares under the plan because common shares are either purchased directly from us or we have agreed to pay any applicable brokerage fees on behalf of plan participants. All costs of administration of the plan will also be paid by us. However, those participants whose common shares are held by a broker or other nominee most likely will incur some fees and costs. Brokers and nominees may impose charges or fees in connection with their handling of participation in the plan by nominee and fiduciary accounts.

Distributions

18. Will distributions be paid on common shares held in my plan account?

Yes. Cash distributions on common shares credited to your plan account are automatically reinvested in additional common shares and credited to your plan account.

Reports to participants

19. What reports will be sent to participants in the plan?

Following each purchase of common shares for your plan account, we will mail to you a statement of account showing amounts invested, the purchase price (see Question 15), the number of common shares purchased and other information for the year to date. Each participant will receive a Form 1099 showing income reportable for Federal income tax purposes following the final purchase in each calendar year (see Question 30). These statements are your record of the cost of your purchases of common shares and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of common shares.

Certificates for common shares

20. Will I receive certificates for common shares purchased under the plan?

Common shares purchased by us for your plan account will be registered in the name of our nominee and certificates for such common shares will not be issued to you unless and until requested. The total number of common shares credited to your plan account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

Certificates for any number of whole common shares credited to your plan account will be issued to you at any time upon written request to us. Cash distributions with respect to common shares represented by certificates issued to you will continue to be automatically reinvested. Any remaining common shares will continue to be credited to your plan account.

If the written request to us is for certificates to be issued for all common shares credited to your plan account, any fractional share will be paid in cash. Certificates for fractions of common shares will not be issued under any circumstances.

21. May common shares in my plan account be pledged?

No. You must first request that certificates for common shares credited to your plan account be issued to you before you can pledge such common shares. (See Question 22.)

22. In whose name will certificates be registered and issued?

When issued, certificates for common shares will be registered in the name in which your plan account is maintained. For holders of record, this generally will be the name or names in which your common share certificates and/or units are registered at the time you enroll in the plan. Upon written request, common shares will be registered in any other name, upon the presentation to us of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

Withdrawal from the plan

23. When may I withdraw from the plan?

You may withdraw from the plan at any time. If your request to withdraw is received by us ten (10) calendar days prior to the record date for determining the holders entitled to receive the next distribution respecting any common shares and/or units held by you, your request will be processed following receipt of the request by us. If your request to withdraw is received by us subsequent to ten (10) calendar days prior to the record date for determining the holders entitled to receive the next distribution respecting such common shares and/or units but before payment of the distribution, the distribution will be reinvested for your plan account and your request for withdrawal will be processed promptly thereafter. After your request for withdrawal has become effective, all distributions will be paid in cash to you unless and until you re-enroll in the plan, which you may do at any time.

24. How do I withdraw from the plan?

In order to withdraw from the plan, you must send a letter stating that you wish to withdraw to Shareholder Relations, Investors Real Estate Trust, P.O. Box 1988, 12 South Main Street, Minot, ND 58702-1988, or you must contact us by telephone at (701) 837-4738 or by facsimile at (701) 838-7785.

When you withdraw from the plan, or upon termination of the plan by us, certificates for common shares credited to your plan account will be issued to you. Any fractional common shares will be paid in cash.

Other information

25. What happens if I sell or transfer common shares and/or units registered in my name?

If you dispose of all common shares and/or units registered in your name, the distributions on the common shares credited to your plan account will continue to be reinvested until you notify us that you wish to withdraw from the plan.

26. What happens if we issue a stock distribution, declare a stock split or have a rights offering?

Any stock distributions or split shares distributed by us on common shares registered in the name of, or credited to, your plan account will be added to your plan account. Stock distributions or split shares distributed on common shares and/or units for which you hold certificates will be mailed directly to you in the same manner as to shareholders who are not participating in the plan.

In a regular rights offering, as a holder of record you will receive rights based upon the total number of common shares and/or units owned; that is, the total number of common shares and/or units for which you hold certificates and the total number of common shares held in your plan account.

27. Can I vote common shares in my plan account at meetings of shareholders?

Yes. You will receive a proxy for the total number of common shares held by you, both the common shares for which you hold certificates and those credited to your plan account. The total number of common shares held may also be voted in person at a meeting. Unitholders are not entitled to vote at meetings of shareholders.

If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant’s common shares—those registered in the participant’s name and those credited to the participant’s plan account—will be voted in accordance with the recommendations of our management, just as for nonparticipating shareholders who return proxies and do not provide instructions. If the proxy is not returned or if it is returned unsigned, none of your common shares will be voted unless you vote in person.

28. What is our responsibility under the plan?

We are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s plan account upon such participant’s death prior to receipt of notice in writing of such death, (b) with respect to the prices and times at which common shares are purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of common shares.

WE CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON COMMON SHARES PURCHASED UNDER THE PLAN.

We will be entitled to rely on completed forms and proof of due authority to participate in the plans, without further responsibility of investigation or inquiry.

29. May the plan be changed or discontinued?

We reserve the right to modify, suspend or terminate the plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, alter previously executed transactions. We also reserve the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the plan then in effect), as we deem desirable or appropriate for the administration of the plan.

The purpose of the plan is to provide shareholders with a systematic and convenient method of investing distributions for long-term investment. Use of the plan for any other purpose is prohibited.

30. What are the Federal income tax consequences of participation in the plan?

The following is a summary of certain Federal income tax considerations regarding the plan. This summary is based on current law, is for your general information only and is not tax advice. This discussion assumes that you hold common shares as a capital asset (i.e., property generally held for investment). This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor who is subject to special treatment under the Federal income tax laws (for example, partnerships, broker dealers and persons who are not citizens or residents or the United States). If you wish to participate in the plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state and local tax consequences) that may affect you if you participate in the plan, and regarding potential changes in applicable tax laws.

Under Internal Revenue Service rulings applicable to dividend reinvestment plans similar to the plan, a participant in the plan will be treated for Federal income tax purposes as having received a distribution equal to the full amount of the cash distribution payable with respect to the participant’s shares, even though that amount is not actually received by the participant in cash but, instead, is applied to the purchase of shares for the participant’s account. The taxation of this distribution is discussed below. In addition to the reinvested distributions being taxable, the discount allowed on the purchase of shares with reinvested distributions under the plan is also taxable as dividend income to the participant in the year the shares are purchased.

If the common shares are purchased by us in the open market, the payment of brokerage commissions and service charges by us in connection with the purchase of common shares in the open market will be treated as additional income to the participants. A participant’s tax basis in common shares acquired under the plan will be the undiscounted purchase price for the common shares, plus, as to common shares acquired in the open market, any commissions, charges or mark-ups paid by us and taxed to the participant.

The holding period of common shares acquired under the plan will begin the day after the applicable distribution payment date, for shares acquired directly from us under the plan. If common shares are acquired by the us in the open market under the plan, the holding period will begin on the purchase date.

As a participant in the plan, you will not realize any taxable income when you receive certificates for whole common shares credited to your plan account, either upon your request for such certificates or upon withdrawal from or termination of the plan. However, a participant who receives, upon withdrawal from or termination of the plan, a cash payment for any full share then sold for the participant, or for a fractional share then held in the participant’s plan account, will realize gain or loss measured by the difference between the amount of the cash which the participant receives and the participant’s tax basis in the full or fractional share. Such gain or loss will be capital in character if such full share or fractional share is a capital asset in the hands of the participant.

31. How are distributions taxed?

Distributions we make to our shareholders out of current or accumulated earnings and profits, other than capital gain dividends discussed below, will be taxed as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of shareholders that are corporations. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits for the year will be allocated first to distributions on our outstanding Series A preferred shares and then to any distributions on our outstanding common shares.

To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, the distribution will be treated as a nontaxable return of capital and will be applied against and reduce a shareholder’s adjusted tax basis in our shares, but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, which a shareholder would otherwise realize on the sale or other taxable disposition of our shares. If the distribution exceeds both our current and accumulated earnings and profits and a shareholder’s adjusted tax basis in its shares, the excess will be treated as capital gain. The capital gain will be long-term capital gain if the shareholder has held such shares for more than one year at the time of the distribution.

Distributions we declare in October, November and December of any year and payable to a holder of record of our shares on a specified date in any of these months will be treated as both paid by us and received by our shareholders on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following year. Holders of our shares may not include in their own income tax returns any of our net operating losses or capital losses.

Distributions that we properly designate as capital gain dividends will be taxable to the holders of our shares as gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which such non-corporate shareholder has held its shares. If we properly designate any portion of a distribution as a capital gain dividend, then a portion of the total capital gain dividends paid or made available to holders of all classes and series of our shares of beneficial interest for the year will be allocable to the holders of our shares in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such class of shares for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes and series of our shares of beneficial interest for the year.

32. How are income tax withholding provisions applied to participants?

We will report to our shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding, currently at the rate of 28%, with respect to dividends paid, unless such shareholder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he or she is exempt from backup withholding and other wise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain dividends to any shareholder who fails to certify its non-foreign status to us

In the case of foreign participants who elect to have their distributions reinvested and whose distributions are subject to United States income tax withholding, an amount equal to the distributions payable to such participants who elect to reinvest distributions, less the amount of tax required to be withheld, will be applied by us to the purchase of common shares.

USE OF PROCEEDS

We have no basis for estimating either the number of common shares that ultimately may be sold pursuant to the plan or the proceeds from such sales. However, we plan to use the net proceeds from the sale of authorized but unissued shares of common stock pursuant to the plan, when and as received, for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties. Pending such use, the net proceeds may be invested in short-term income-producing investments, such as United States Treasury Bonds with terms of six months or less.

PLAN OF DISTRIBUTION

Except to the extent we purchase common shares in open market transactions, the common shares acquired under the plan will be sold directly by us through the plan. We may sell our common shares to shareholders (including brokers or dealers) who, in connection with any resales of such common shares, may be deemed to be underwriters. Such common shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which our common shares trade or in privately negotiated transaction. Our common shares are currently listed on the NASDAQ National Market.

Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

Our common shares may not be available under the plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common shares in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

INDEMNIFICATION

Our declaration of trust indemnifies the members of our board of trustees from all claims and liabilities to which such person may become subject by reason of service as a member of our board of trustees. Our declaration of trust also provides for indemnification of members of our board of trustees and officers to the fullest extent permitted or allowed under North Dakota law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to members of our board of trustees, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares offered pursuant to this prospectus will be passed upon by Pringle & Herigstad, P.C.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Form 8-K dated October 5, 2004 for the fiscal year ended April 30, 2004 and the related financial statement schedules as of and for the year ended April 30, 2004 incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended April 30, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

     The consolidated financial statements incorporated in this prospectus by reference from our Form 8-K dated October 5, 2004 for each of the two fiscal years in the period ended April 30, 2003 and the related financial statement schedules as of and for the years ended April 30, 2003 and April 30, 2002 incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended April 30, 2004 have been audited by Brady, Martz & Associates, P.C., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about our intention to invest in properties that we believe will increase in income and value; our belief that the real estate markets in which we invest will continue to perform well; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•	the economic health of the markets in which we own and operate multi-family and commercial properties, in particular the states of Minnesota and North Dakota, or other markets in which we may invest in the future;

•	the economic health of our commercial tenants;

•	market rental conditions, including occupancy levels and rental rates, for multi-family residential and commercial properties;

•	our ability to identify and secure additional multi-family residential and commercial properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and the pricing of our shares of beneficial interest;• financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all;• our ability to timely complete and lease properties under construction;• compliance with applicable laws, including those concerning the environment and access by persons with disabilities; and• the availability and cost of casualty insurance for losses caused by terrorist acts.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov and our web site at http://www.irets.com. Information on our website does not constitute part of this prospectus.

As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933 does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common shares. Copies of the registration statement and its exhibits are on file with the Securities and Exchange Commission and can be obtained at the addresses set forth above.

INVESTORS REAL ESTATE TRUST

Common Shares of Beneficial Interest

PROSPECTUS

October 5, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the common shares being registered, all of which are being borne by us. All of the amounts shown are estimates, except the Securities and Exchange Commission’s registration fee and the NASDAQ listing fee.

Registration Fee	$4,999.59
NASDAQ National Market Listing Fee	$40,000.00
Legal Fees and Expenses	$2,500.00
Accounting Fees and Expenses	$5,000.00
Printing Expenses	$1,000.00
Miscellaneous	0

TOTAL	$53,499.59

Item 15. Indemnification of Directors and Officers

Limitation of Liability and Indemnification. Our Articles of Amendment and Third Restated Declaration of Trust, or declaration of trust, provides that we will indemnify members of our board of trustees to the fullest extent permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a member of our board of trustees or is or was serving at the our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity, and further we will pay or reimburse reasonable expenses (including without limitation attorney’s fees), as such expenses are incurred, of each member of our Board of Trustees in connection with any such proceedings.

Our declaration of trust further provides that we will indemnify each of our officers and employees, and will have the power to indemnify each of our agents, to the fullest extent permitted by North Dakota law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was our officer, employee or agent or is or was serving at our request as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and will pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

For purposes of providing indemnification for members of our board of trustees, and all of our officers, employees and agents, our declaration of trust provides that we will have the authority to enter into insurance or other arrangements, with persons or entities that are regularly engaged in the business of providing insurance coverage, to indemnify all of the members of our board of trustees, and all of our officers, employees and agents against any and all liabilities and expenses incurred by them by reason of their being members of our board of trustees, or our officers, employees or agents, whether or not we would otherwise have the power to indemnify such persons against such liability. Without limiting our power to procure or maintain any kind of insurance or other arrangement, our declaration of trust provides that we may, for the benefit of persons indemnified by us, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure our indemnity obligation by grant of any security interest or other lien on our assets, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within us or with any insurer or other person deemed appropriate by our board of trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by us. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement will be conclusive, and such insurance or other arrangement will not be subject to voidability, nor subject the members of our board of trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether the members participating in and approving such insurance or other arrangement will be beneficiaries thereof. We currently maintain insurance covering members of the board and trustees and officers against liability as a result of their actions or inactions on our behalf.

With the exception of indemnification and insurance provisions set forth above, there is currently no other statute, charter provision, by-law, contract or other arrangement under which a member of our board of trustees or an employee is insured or indemnified in any manner against liability that he or she may incur in his or her capacity as a member of our board of trustee or as an employee.

Item 16. Exhibits

Exhibit
Number	Description of Exhibit
3.1	Articles of Amendment and Third Restated Declaration of Trust of Investors Real Estate Trust, dated September 23, 2003(1)

3.2	Second Restated Trustees’ Regulations (Bylaws), dated September 24, 2003(2)

3.3	Agreement of Limited Partnership of IRET Properties, A North Dakota Limited Partnership, dated January 31, 1997(3)

3.4	Articles Supplementary Classifying and Designating 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest(4)

5	Opinion of Pringle & Herigstad, P.C. (filed herewith)

23.1	Consent of Brady, Martz & Associates, P.C. (filed herewith)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Pringle & Herigstad, P.C. (included in Exhibit 5)

24	Power of Attorney (included on Signature Page)

(1)	Incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders, filed with the SEC on August 13, 2003.

(2)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2003, filed with the SEC on December 15, 2003.

(3)	Incorporated herein by reference to Company’s Registration Statement on Form S-11, effective March 14, 1997 (SEC File No. 333-21945)).

(4)	Incorporated herein by reference to the Company’s Form 8-A filed on April 22, 2004.

Item 17. Undertakings

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minot, North Dakota, on September 22, 2004.

INVESTORS REAL ESTATE TRUST

By:	/s/ THOMAS A. WENTZ, SR.

Name: Thomas A. Wentz, Sr.
Title: President & Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following trustees (directors) of the Registrant on behalf of the Registrant. Each trustee whose signature appears below, hereby appoints Thomas A. Wentz, Sr. and Diane K. Bryantt, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a trustee of the Registrant, and to file with the Commission any and all Amendments to this Registration Statement.

Signature	Title	Date

/s/ JEFFREY L. MILLER Jeffrey L. Miller	Trustee and Chairman	September 22, 2004

/s/ DANIEL L. FEIST Daniel L. Feist	Trustee and Vice Chairman	September 22, 2004

/s/ JOHN D. STEWART John D. Stewart	Trustee	September 22, 2004

/s/ PATRICK G. JONES Patrick G. Jones	Trustee	September 22, 2004

/s/ STEPHEN L. STENEHJEM Stephen L. Stenehjem	Trustee	September 22, 2004

/s/ CHARLES WM. JAMES Charles Wm. James	Trustee	September 22, 2004

/s/ TIMOTHY P. MIHALICK Timothy P. Mihalick	Trustee, Senior Vice President & Chief Operating Officer	September 22, 2004

/s/ THOMAS A. WENTZ, JR. Thomas A. Wentz, Jr.	Trustee & Senior Vice President	September 22, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
5	Opinion of Pringle & Herigstad, P.C.

23.1	Consent of Brady, Martz & Associates, P.C.

23.2	Consent of Deloitte & Touche LLP